Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 1, 2020, Orbital Energy Group, Inc. formerly known as CUI Global, Inc., a Colorado corporation (“Orbital Energy”, the “Company”, “we”, or “our”) entered into an equity purchase agreement to acquire the assets of Reach Construction Group, LLC ("Reach"), an industry-leading solar construction company.  The Company paid $35 million via seller financing subject to final working capital adjustment, 2 million shares of Company stock with a fair value of $1.2 million or $0.61 per share, and an earn out with a fair value of $1.1 million and not in excess of $30 million. See Note 5 for schedule of consideration paid for acquisition.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2020 and statements of operations for the year ended December 31, 2019 and for the three-month period ended March 31, 2020, give effect to our acquisition of Reach and the incremental borrowings incurred to fund the acquisition. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to or remove the effect of events that are (1) directly attributable to the Reach acquisition, (2) factually supportable, and (3) expected to have a continuing impact on our results. The unaudited pro forma condensed combined statements of operations do not reflect any of Orbital Energy management’s expectations for revenue enhancements, cost savings from the combined companies’ operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements, cost savings from operating efficiencies, synergies or restructurings, which could result from the Reach acquisition.

The following pro forma financial information is based on our historical consolidated financial statements and the historical financial statements of the acquired Reach business and is intended to provide you with information about how the Reach transaction might have affected our historical consolidated statement of operations if it had closed as of January 1, 2019. The pro forma balance sheet as of March 31, 2020 is as if the acquisition had closed on that date.

The pro forma financial information below is based on available information and assumptions that we believe are reasonable. The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been had the transaction described above occurred on the date indicated. The pro forma financial information also should not be considered representative of our future financial condition or results of operations.

	Historical		Unaudited Pro Forma Adjustments
	Orbital Energy Group, Inc.	Reach Construction Group, LLC	Reach Construction Group, LLC
	As of March 31,	As of March 31,	Acquisition		Pro Forma
(in thousands, except share and per share amounts)	2020	2020	Related & Other	Note	Combined
	(Unaudited)	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$6,740	$19	$—		$6,759
Trade accounts receivable, net of allowance	3,853	6,972	(132)	2a	10,693
Retention accounts receivable	—	1,830	132	2a	1,962
Inventories	1,186	—	—		1,186
Contract assets	2,716	269	—		2,985
Note receivable, current portion	3,000	—	(3,000)	3a	—
Convertible note receivable	200	—	—		200
Prepaid expenses and other current assets	3,866	427	—		4,293
Assets held for sale - current	8,344	—	—		8,344
Total current assets	29,905	9,517	(3,000)		36,422

Property and equipment, less accumulated depreciation	5,323	382	—		5,705
Investment in VPS - equity method	4,419	—	—		4,419
Right of use assets - Operating leases	6,329	—	890	3b	7,219
Goodwill	—	—	7,444	3c	7,444
Other intangible assets, less accumulated amortization	3,714	—	13,737	3d	17,451
Restricted cash	1,027	—	—		1,027
Note receivable	3,322	—	—		3,322
Deposits and other assets	990	—	—		990
Total assets	$55,029	$9,899	$19,071		$83,999

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$1,899	$11,949	$—		$13,848
Line of credit	—	450	—		450
Notes payable, current	966	—	—		966
Operating lease obligations, current portion	1,082	—	470	3b	1,552
Financing lease obligations, current portion	—	—	118	2b, 3e	118
Accrued expenses	2,041	1,225	(4)	2b	3,262
Contract liabilities	1,849	3,781	—		5,630
Liabilities held for sale, current	5,597	—	—		5,597
Total current liabilities	13,434	17,405	584		31,423
Notes payable, noncurrent	—	3,398	3,082	3a, 3e	6,480
Operating lease obligations, less current portion	5,247	—	420	3b	5,667
Financing lease obligations, less current portion	—	—	284	3e	284
Contingent consideration	—	—	1,050	3f	1,050
Deferred tax liabilities	—	—	1,523	3g	1,523
Other long-term liabilities	188	—	—		188
Total liabilities	18,869	20,803	6,943		46,615

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued at March 31, 2020	—	—	—		—
Common stock, par value $0.001; 325,000,000 shares authorized; 28,420,685 shares issued and outstanding at March 31, 2020	29	—	2	3h	31
Additional paid-in capital	170,115	—	1,222	3h	171,337
Treasury stock at cost; 353,063 shares held at March 31, 2020	(413)	—	—		(413)
Accumulated deficit	(129,615)	(10,904)	10,904	3i	(129,615)
Accumulated other comprehensive loss	(3,956)	—	—		(3,956)
Total stockholders' equity	36,160	(10,904)	12,128		37,384
Total liabilities and stockholders' equity	$55,029	$9,899	$19,071		$83,999

See accompanying notes to unaudited pro forma financial statements

	Historical		Unaudited Pro Forma Adjustments
	Orbital Energy Group, Inc.	Reach Construction Group, LLC
	For the Year Ended	For the Year Ended	Reach Construction Group, LLC
(in thousands, except share and per share amounts)	December 31,	December 31,	Acquisition		Pro Forma
	2019	2019	Related & Other	Note	Combined
	(Unaudited)	(Unaudited)

Revenues	$23,492	$12,149	$—		$35,641

Cost of revenues	17,680	19,751	—		37,431

Gross profit (loss)	5,812	(7,602)	—		(1,790)

Operating expenses:
Selling, general and administrative expense	20,063	2,708	—		22,771
Depreciation and amortization	1,544	22	4,249	3j	5,815
Research and development	139	—	—		139
Provision for bad debt	131	—	—		131
Other operating income	(20)	—	—		(20)

Total operating expenses	21,857	2,730	4,249		28,836

Continuing loss from operations	(16,045)	(10,332)	(4,249)		(30,626)

Other income	567	—	—		567
Interest expense	(61)	(39)	(389)	3k	(489)

Loss from continuing operations before income taxes and equity in net loss of affiliate	(15,539)	(10,371)	(4,638)		(30,548)
Net loss of affiliate	(1,043)	—	—		(1,043)
Loss from continuing operations before taxes	(16,582)	(10,371)	(4,638)		(31,591)
Income tax benefit	(2,956)	—	(1,109)	3g	(4,065)

Loss from continuing operations, net of income taxes	(13,626)	(10,371)	(3,529)		(27,526)

Basic and diluted weighted average number of shares outstanding	28,654,500	28,654,500	28,654,500		28,654,500

Loss from continuing operations per common share - basic and diluted	$(0.48)	$(0.36)	$(0.12)		$(0.96)

See accompanying notes to unaudited pro forma financial statements

	Historical		Unaudited Pro Forma Adjustments
	Orbital Energy Group, Inc.	Reach Construction Group, LLC
	For the Three Months Ended	For the Three Months Ended	Reach Construction Group, LLC
(in thousands, except share and per share amounts)	March 31,	March 31,	Acquisition		Pro Forma
	2020	2020	Related & Other	Note	Combined
	(Unaudited)	(Unaudited)
Revenues	$5,688	$9,244	$—		$14,932

Cost of revenues	5,129	8,823	—		13,952

Gross profit	559	421	—		980

Operating expenses:
Selling, general and administrative expense	7,192	560	—		7,752
Depreciation and amortization	407	12	593	3j	1,012
Research and development	17	—	—		17
Provision for bad debt	6	—	—		6

Total operating expenses	7,622	572	593		8,787

Continuing loss from operations	(7,063)	(151)	(593)		(7,807)

Other expense	(1,032)	—	—		(1,032)
Interest expense	(11)	(18)	(97)	3k	(126)

Loss from continuing operations before income taxes and equity in net loss of affiliate	(8,106)	(169)	(690)		(8,965)
Net loss of affiliate	(446)	—	—		(446)
Loss from continuing operations before taxes	(8,552)	(169)	(690)		(9,411)
Income tax benefit	(1,600)	—	(155)	3g	(1,755)

Loss from continuing operations, net of income taxes	(6,952)	(169)	(535)		(7,656)

Basic and diluted weighted average number of shares outstanding	28,420,730	28,420,730	28,420,730		28,420,730

Loss from continuing operations per common share - basic and diluted	$(0.24)	$(0.01)	$(0.02)		$(0.27)

See accompanying notes to unaudited pro forma financial statements

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statements of operations have been prepared using the historical consolidated financial statements of Orbital Energy Group, Inc., formerly known as CUI Global Inc., and the historical financial statements of Reach Construction Group, LLC.  Because we now control Reach Construction Group, LLC, we have applied acquisition accounting as if the acquisition had closed as of January 1, 2019 for the pro forma statement of operations and as if the acquisition had closed as of March 31, 2020 for the the pro forma balance sheet. Purchase accounting adjustments are further described in Note 3 below.

In addition to presenting Orbital Energy Group operations as reported in our historical financial statements, our unaudited condensed combined pro forma statement of operations for the year ended December 31, 2019 includes the results of Reach Construction Group, LLC for the year ended December 31, 2019. We believe presenting these combined results is useful in illustrating the presentation of our pro forma condensed combined statement of operations for the year ended December 31, 2019.

2. Conformity Adjustments

Certain reclassifications have been made to the historical presentation of Orbital Energy Group, LLC to conform to the presentation used in our  unaudited pro forma financial information as follows.

a.	Represents a reclassification from Trade accounts receivable to Retention accounts receivable

b.	Represents a reclassification from Accrued expenses to Financing lease obligations, current portion

3.	Transaction-Related Adjustments

a.

Represents the elimination of a $3.0 million Note receivable held by Orbital Energy Group, Inc. with Reach Construction Group, LLC, prior to the acquisition of Reach Construction Group, LLC by Orbital Energy Group, Inc.

b.

Represents Orbital Energy Group, Inc.'s adoption of ASU 2016-02, Leases (Topic 842) effective January 1, 2019.  The adoption of ASU 2016-02 was not applicable in the Reach historical financials, as that business had not yet implemented ASC 842.

c.	Represents the implied goodwill of the Reach Construction Group, LLC purchased by Orbital Energy Group, Inc.

d.	Represents the the addition of Orbital Energy's fair value estimate of the acquired Reach Construction Group LLC intangibles. Other intangible assets, acquired values, useful lives and pro forma amortization expense is as follows:
(In thousands)
	Acquired Value	Amortization Period in Years	2019 Pro Forma Amortization	2020 3-Month Pro Forma Amortization
Customer Relationships/backlog	$8,647	5	$1,729	$432
Tradename	1,878	1	1,878	—
Non-complete agreements	3,212	5	642	161
Total	$13,737		$4,249	$593

e.

Represents seller financed debt including a $5.0 million 18-month subordinated note payable, and a $1.5 million 3-year subordinated note payable, offset by $0.4 million of Reach debt that was reclassified to Financing lease obligations.

f.

Represents the estimated fair value at acquisition of the contingent consideration agreement. In accordance with the Reach purchase agreement, the Seller is able to earn up to an aggregate maximum of $30 million payable over a 10-year term beginning after repayment of the 3 year seller note. The earn out entitles the seller to 50% of the adjusted annual EBITDA in excess of $20 million, for the duration of the earn-out period.  The Company has recorded a contingent liability associated with this earn out of $1.1 million based on projected adjusted annual EBITDA expected to be generated over the earn-out period. Any changes to expected adjusted annual EBITDA in future periods would change the fair value of the contingent liability and impact future earnings.

g.	Represents the tax effect of the amortization of book-tax differences as a result of purchase accounting adjustments.

h.	Represents the estimated fair value at acquisition of 2,000,000 restricted shares issued by Orbital Energy Group, Inc. as partial consideration for the purchase of Reach Construction Group, LLC.

i.	Represents reversal of historical Reach Construction Group, LLC accumulated deficit as of the acquisition date.

j.	Represents the estimated amortization of acquisition intangibles.

k.	Represents estimated interest expense on seller financed debt.

4.	Items Not Adjusted in Unaudited Pro Forma Financial Information

We have not adjusted the carrying value of property, plant and equipment as we believe it represents the fair value on March 31, 2020.

5.	Purchase Consideration and Preliminary Purchase Price Allocation

The purchase consideration is as follows:

(in thousands)

Acquisition Consideration
Orbital Energy Stock issued - 2 million shares	$1,224
18-Month Seller Note	5,000
3-year Seller Note	1,480	*
Contingent consideration	1,050	**
Note payable forgiven	3,000
Total	$11,754

*   Originally $30 million note that was reduced by a $29.0 million working capital adjustment.

** Reflects the fair value of contingent consideration that is up to a maximum of $30 million.

Preliminary Purchase Price Allocation – The total purchase price as summarized below was allocated to the acquired tangible and intangible assets and liabilities for purposes of this unaudited pro forma condensd combined financial information, based on their estimated relative fair values assuming the acquisition was completed on the pro forma balance sheet date presented. The final allocation, expected to complete during the third quarter of 2020, will be based upon valuations and other studies for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of the accrued tangible assets and liabilities, including fixed assets, and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including those resulting from conforming accounting policies to those of the Company, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of the acquired tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, will also change the portion of purchase price allocable to goodwill and could impact the operating results of the combined company following the acquisition due to differences in amortization related to the assets and liabilities. The total preliminary purchase price was allocated as follows:

(in thousands)

Purchase price	$11,754

Cash and cash equivalents	$19
Trade accounts receivable, net of allowance	6,972
Retention accounts receivable	1,830
Contract assets	269
Prepaid expenses and other current assets	427
Property and equipment, less accumulated depreciation	382
Right of use assets - Operating leases	890
Goodwill	7,444
Intangible, customer relationships & backlog	8,647
Intangible, trade name	1,878
Intangible, non-compete agreements	3,212
Deferred tax liability	(1,523)
Liabilities assumed	(18,693)

Purchase price allocation	$11,754